Exhibit 99.1


                                NORTH BAY BANCORP

                                  PRESS RELEASE


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                                NORTH BAY BANCORP

                                  PRESS RELEASE

                                  July 26, 2002

North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, announced a 41% increase in earnings for the second quarter of 2002 compared with the prior year's second quarter. Net income was $876,955, or $.41 per share, for the three months ended June 30, 2002, compared with $621,975, or $.30 per share, for the second quarter of 2001. Year-to-date earnings for the six months ended June 30, 2002 also increased 41%; 2002 net income was $1,654,852, or $.78 per share, compared with $1,176,017, or $.57 per share, for the first six months of 2001.

Consolidated assets were $362,690,383 as of June 30, 2002, representing a 17% increase from a year earlier. Deposits increased 14% during the year, while loans outstanding increased 22%.

President and CEO Terry Robinson commented regarding the Company's earnings increase and general progress during the first half of 2002. "Both of our banks are on target with their operating plans. The Vintage Bank continues to generate excellent earnings while growing and increasing its market share, augmented by the opening of our St. Helena Office last January. As predicted, Solano Bank is very close to reaching break-even operations. Both banks are growing loan balances and core checking deposits in accordance with plans. Asset quality in both institutions is outstanding," Robinson stated.

North Bay Bancorp is based in Napa, California. The Vintage Bank operates four offices in Napa County--a main office and two branches in the city of Napa and a branch in St. Helena. Solano Bank operates four offices in Solano County--a main office in Vacaville and branches in Fairfield, Vallejo and Benicia. Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.
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This press  release  contains  forward-looking  statements  with  respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 259-2346.